Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Muscle Maker, Inc. and Subsidiaries on Forms S-3 (No. 333-255700 and 333-261497), of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Muscle Maker, Inc. and Subsidiaries as of December 31, 2020 and for the year ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Muscle Maker, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Melville, NY

March 16, 2022